Exhibit 3.3

ADVANCE NOTICE BY-LAW

(Adopted by the Board of Directors of GFL Environmental Inc. (the “Company”)
with immediate effect on •, 2019)

Article 1
NOMINATION OF DIRECTORS

Section 1.1                                   Nomination of Directors.

Subject only to the Business Corporations Act (Ontario) (the “Act”), applicable securities laws and the articles of the Company, only persons who are nominated in accordance with the procedures set out in this Section 1.1 shall be eligible for election as directors to the board of directors (the “Board”) of the Company.  Nominations of persons for election to the Board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose at which the election of directors is a matter specified in the notice of meeting, as follows:

(a)                                 by or at the direction of the Board or an authorized officer of the Company, including pursuant to a notice of meeting, in accordance with any investor rights agreement;

(b)                                 by or at the direction or request of one or more shareholders pursuant to a valid proposal made in accordance with the provisions of Act or a valid requisition of shareholders made in accordance with the provisions of the Act; or

(c)                                  by any person entitled to vote at such meeting (a “Nominating Shareholder”) who:

(i)                                     is, at the close of business on the date of giving notice provided for in Section 1.3 below and on the record date for notice of such meeting, either entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Company; and

(ii)                                  has given timely notice in proper written form as set forth in this Article 1.

Section 1.2                                   Exclusive Means.

For the avoidance of doubt, Section 1.1 shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special meeting of shareholders of the Company.

Section 1.3                                   Timely Notice.

In order for a nomination made by a Nominating Shareholder to be timely notice (a “Timely Notice”), the Nominating Shareholder’s notice must be received by the corporate secretary of the Company at the principal executive offices of the Company:

(a)                                 in the case of an annual meeting of shareholders (including an annual and special meeting), not later than 5:00 p.m. (Toronto time) on the 30th day before the date of the meeting; provided, however, that if the first public announcement made by the Company of the date of the meeting (each such date being the “Notice Date”) is less than 50 days before the meeting date, notice by the Nominating Shareholder may be given not later than the close of business on the 10th day following the Notice Date; and

(b)                                 in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the Board, not later than the close of business on the 15th day following the Notice Date;

provided, that, in either instance, if notice-and-access (as defined in National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described in Section 1.3(a) or Section 1.3(b), and the Notice Date in respect of the meeting is not less than 50 days before the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the date of the applicable meeting.

Section 1.4                                   Proper Form of Notice.

To be in proper written form, a Nominating Shareholder’s notice to the corporate secretary must comply with all of the provisions of this Article 1 and disclose or include, as applicable:

(a)                                 as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a “Proposed Nominee”):

(i)                                     the name, age, business address and residential address of the Proposed Nominee;

(ii)                                  the principal occupation/business or employment of the Proposed Nominee, both presently and for the past five years;

(iii)                               whether the Proposed Nominee is a “resident Canadian” within the meaning of the Act;

(iv)                              the number of securities of each class of securities of the Company or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice, and the principal amount and the date(s) on which such securities were acquired;

(v)                                 full particulars of any relationships, agreements, arrangements, or understandings (including financial, compensation or indemnity related) between the Proposed Nominee and the Nominating Shareholder, or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee or the Nominating Shareholder;

(vi)                              any other information that would be required to be disclosed in a proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or applicable securities law (including U.S. securities laws); and

(vii)                           a written consent of the Proposed Nominee to being named as nominee and certifying that such Proposed Nominee is not disqualified from acting as a director under the provisions of subsection 118(1) of the Act; and

(b)                                 as to each Nominating Shareholder giving the notice, and each beneficial owner, if any, on whose behalf the nomination is made:

(i)                                     their name, business address and residential address;

(ii)                                  the number of securities of each class of  securities of the Company or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Nominating Shareholder or any other person with whom the Nominating Shareholder is acting jointly or in concert with respect to the Company or any of its securities, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice, and the principal amount and the date(s) on which such securities were acquired;

(iii)                               their interests in, or rights or obligations associated with, any agreement, arrangement or understanding, the purpose or effect of which is to alter, directly or indirectly, the person’s economic interest in a security of the Company or the person’s economic exposure to the Company;

(iv)                              any relationships, agreements or arrangements, including financial, compensation and indemnity related relationships, agreements or arrangements, between the Nominating Shareholder or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Nominating Shareholder and any Proposed Nominee;

(v)                                 full particulars of any proxy, contract, relationship, arrangement, agreement or understanding pursuant to which such person, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Company or the nomination of directors to the board;

(vi)                              a representation that the Nominating Shareholder is a holder of record of securities of the Company, or a beneficial owner, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination;

(vii)                           a representation as to whether such person intends to deliver a proxy circular and/or form of proxy to any shareholder of the Company in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Company in support of such nomination; and

(viii)                        any other information relating to such person that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act or as required by applicable securities law.

Reference to “Nominating Shareholder” in this Section 1.4 shall be deemed to refer to each shareholder that nominated or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making the nomination proposal.

Section 1.5                                   Currency of Nominee Information.

All information to be provided in a Timely Notice pursuant to this Article 1 shall be provided as of the date of such notice. The Nominating Shareholder shall provide the Company with an update to such information forthwith so that it is true and correct in all material respects as of the date that is 10 business days before the date of the meeting, or any adjournment or postponement thereof.

Section 1.6                                   Delivery of Information.

Any notice, or other document or information required to be given to the corporate secretary pursuant to this Article 1 may only be given by personal delivery or courier (but not by fax or email) to the corporate secretary at the address of the principal executive offices of the Company and shall be deemed to have been given and made on the date of delivery if it is a business day and the delivery was made prior to 5:00 p.m. (Toronto time) and otherwise on the next business day.

Section 1.7                                   Additional Matters.

(a)                                 The chair of any meeting of shareholders of the Company shall have the power to determine whether any proposed nomination is made in accordance with the provisions of this Article 1, and if any proposed nomination is not in compliance with such provisions, must declare, as soon as practicable following receipt of such nomination and prior to the meeting, that such defective nomination shall not be considered at any meeting of shareholders.

(b)                                 Despite any other provision of this Article 1, if the Nominating Shareholder (or a qualified representative of the Nominating Shareholder) does not appear at the meeting of shareholders of the Company to present the nomination of the Proposed Nominee, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.

(c)                                  The board may, in its sole discretion, waive any requirement of this Article 1.

(d)                                 For the purposes of this Article 1, “public announcement” means disclosure in a press release disseminated by the Company through a national news service in Canada and/or the U.S., or in a document filed by the Company for public access under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com or its profile on the Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov/edgar.

Article 2
ANNUAL OR SPECIAL MEETINGS OF SHAREHOLDERS

Section 2.1                                   Transaction of Business.

No business may be transacted at an annual or special meeting of shareholders other than business that is either (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by any shareholder of the Company who complies with the proposal procedures set forth in Section 2.2.

Section 2.2                                   Shareholder Proposal.

For business to be properly brought before a meeting by a shareholder of the Company, such shareholder must submit a proposal to the Company for inclusion in the Company’s management proxy circular in accordance with the requirements of the Act; provided, that any proposal that includes nominations for the election of directors shall also comply with the requirements of Article 1.